Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Gauzy Ltd. of our report dated April 12, 2024, except for the effects of the stock split discussed in Note 2ii to the financial statements, as to which the date is May 28, 2024 relating to the financial statements of the Registrant, which appears in Gauzy Ltd.'s prospectus dated June 5, 2024, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form F-1 (File No. 333-278675).

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

December 3, 2024